August 28, 2000                                           Direct: (415) 393-2188
                                                                 treddy@mdbe.com


MCB Financial Corporation
1248 Fifth Avenue
San Rafael, CA  94901

                       REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted as counsel for MCB Financial Corporation, a California corporation (the "Company"), in connection with the Registration Statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended, relating to the registration of 633,663 shares of common stock, no par value ("Shares") which may be issued from time to time pursuant to the MCB Financial Corporation 1999 Stock Option Plan and the Marin Community Bank, N.A. 1989 Stock Option Plan.

                  We are of the opinion that the Shares have been duly authorized and that the Shares, when issued pursuant to the terms described in the Registration Statement and in conformance with applicable state securities laws, will be duly and validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                                    Very truly yours,

                                          McCUTCHEN, DOYLE, BROWN & ENERSEN, LLP


                                          By:/s/THOMAS G. REDDY

                                                A Member of the Firm